Exhibit 10.2

June 15, 2016

Harold Shlevin, Ph.D.

COO, Galectin Therapeutics

Dear Harold,

The future of the Galectin Therapeutics, Inc. and the investment of its shareholders are dependent upon the successful completion of the company’s ongoing clinical trials over the next few months. We are proud of the talented management team that we have assembled, and the Company has determined that it is in its best interest to assure that the team remains in place and working on the important matters before us at least through March 1, 2017.

To this end, this letter, if accepted below by you, confirms the agreement of Galectin Therapeutics, Inc. to pay you a retention bonus of $40,000 on March 1, 2017 provided that you remain an employee of the company on that date. The bonus will also be paid if in advance of that date, your employment is terminated by the company without “Cause” or if you terminate your employment for “Good Reason”, as those terms on defined on Exhibit A attached. The bonus payment will be subject to normal payroll taxes and withholdings.

Thank you for your continued service to Galectin Therapeutics, and I appreciate your commitment to the important work in which we are engaged.

All the best,

/s/ Peter G. Traber, MD

Peter G. Traber, MD

CEO, Galectin Therapeutics

I agree to the terms of this retention bonus:

/s/ Harold Shlevin, Ph.D

EXHIBIT A

(A) For purposes of this letter the term “Cause” means you:

(i)	Fail or refuse in any material respect to perform any duties, consistent with your current position or those of an executive character that may reasonably be assigned to you by the Chief Executive Officer of the Company, or materially violate company policy or procedure;

(ii)	Are grossly negligent in the performance of your duties;

(iii)	Commit any act of fraud, willful misappropriation of funds, embezzlement or material dishonesty with respect to the Company;

(iv)	Are convicted of a felony or other criminal violation, which, in the reasonable judgment of the Company, could materially impair the Company from substantially meeting its business objectives;

(v)	Engage in any other intentional misconduct adversely affecting the business or affairs of the Company in a material manner; provided that for this purpose the phrase “intentional misconduct adversely affecting the business or affairs of the Company” shall mean such misconduct that is detrimental to the business or the reputation of the Company as it is perceived both by the general public and the biotechnology industry.

(B) For purposes of this letter, the term “Good Reason” means the occurrence of any of the following without your consent:

(i)	Any involuntary removal of you from your present office of the Company without you being appointed to a comparable or higher position in the Company;

(ii)	Any reduction in your base salary or bonus potential;

(iii)	The relocation of your principal place of employment more than fifty (50) miles from its location on the date hereof; or

(iv)	The Company ceases to operate.